Exhibit 99.1

NovaBay Pharmaceuticals Announces $3.0 Million Convertible Note Financing

EMERYVILLE, Calif. (April 27, 2023) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) (“NovaBay” or the “Company”) announced today that it has entered into a securities purchase agreement with institutional accredited investors (“Purchasers”) in connection with a private placement to issue secured senior convertible debentures (the “Debentures”) and two series of new warrants exercisable for NovaBay common stock (the “Warrants”). The private placement is expected to close upon the satisfaction of closing conditions in the securities purchase agreement, which is expected to occur on or about May 1, 2023 or as soon as practicable thereafter.NovaBay intends to use the net proceeds received from the offering for working capital and general corporate purposes.  In addition, NovaBay agreed to reduce the exercise price of existing warrants exercisable for an aggregate of 1,647,310 shares of common stock held by the investors in the financing to $1.50.

“I appreciate our investors who participated in this financing and continue to believe in our vision. The proceeds from the sale of the Debentures and the Warrants will shore up our balance sheet and capital needs in the near term and allow us to take another step toward profitability,” said Justin Hall, NovaBay CEO.

The Debentures issued in the private placement will have a $3.3 million aggregate principal amount and be convertible by the holders into shares of NovaBay common stock at a conversion price of $1.30, subject to certain ownership limitations set forth in the Securities Purchase Agreement and the Debenture. The Debentures will have a maturity date of 18 months from the closing date and will be paid in 18 monthly payments over such term and bear interest from the date of issuance at 0% per annum, with such monthly principal payments payable by the Company in cash or NovaBay common stock beginning approximately 30 days after the closing. The Debentures were issued with an original discount of ten percent (10%). The Warrants will be exercisable to purchase up to an aggregate of approximately 5.1 million shares of Company common stock at an exercise price of $1.30 with one series exercisable for two years and the other series exercisable for five years after Stockholder Approval has been obtained by the Company. As a result of the number of shares of Company common stock that may be issued upon the future conversion or redemption of the Debentures and exercise of the Warrants, the Company will be required to obtain stockholder approval in accordance with the NYSE American LLC Company Guide Rule 713(a) and Rule 713(b) (“Stockholder Approval”). The Amended Warrants held by the Purchasers and certain other existing investors will be amended pursuant to a warrant amendment agreement to provide for a reduced exercise price of $1.50 from a prior exercise price of $6.30.

Ladenburg Thalmann & Co., Inc. acted as exclusive placement agent for the Offering.

The securities described above were sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the common stock issuable upon conversion of the Notes and exercise of the Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NovaBay Pharmaceuticals, Inc.:

NovaBay Pharmaceuticals, Inc. develops and sells scientifically created and clinically proven eyecare and skincare products. NovaBay’s leading product, Avenova® Antimicrobial Lid & Lash Solution, is often prescribed by eyecare professionals for blepharitis and dry-eye disease and is also available directly to eyecare consumers through online distribution channels such as Amazon. DERMAdoctor® offers more than 30 OTC dermatologist-developed skincare products through the DERMAdoctor website, well-known traditional and digital beauty retailers, and international distributors. NovaBay also manufactures and sells effective, yet gentle and non-irritating wound care products. The PhaseOne® brand is distributed through commercial partners in the U.S. for professional use only, and the NeutroPhase® brand is distributed in China by Pioneer Pharma (Hong Kong) Company Ltd.

NovaBay Pharmaceuticals Forward-Looking Statements

Except for historical information herein, matters set forth in this press release may be forward looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial progress and future financial performance of NovaBay Pharmaceuticals, Inc. This release contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding business strategies, the Company’s ability to close on proposed financings and reach profitability, as well as generally the Company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the expected completion of and impact of the private placement, the effect of potentially not receiving Stockholder Approval, the size of the potential market for our products, the possibility that the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, and revenues will not be sufficient to meet the Company’s cash needs. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay’s latest Form 10-Q/K filings with the Securities and Exchange Commission, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Socialize and Stay Informed on NovaBay’s Progress

Like us on Facebook

Follow us on Twitter

Connect with NovaBay on LinkedIn

Visit NovaBay’s Website

Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com

Avenova.com

DERMAdoctor Purchasing Information

For DERMAdoctor purchasing information:

Please call 877-337-6237 or email service@dermadoctor.com

DERMAdoctor.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

# # #